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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE                          www.fairchildsemi.com
SEPTEMBER 3, 2003

                                               Corporate Communications:
                                               Fran Harrison
                                               207-775-8576
                                               fran.harrison@fairchildsemi.com

                                               Public Relations Firm:
                                               Barbara Ewen
                                               CHEN PR
                                               781-466-8282
                                               bewen@chenpr.com

NEWS RELEASE

                         FAIRCHILD SEMICONDUCTOR UPDATES
                       THIRD QUARTER 2003 BUSINESS OUTLOOK

South Portland, Maine - Fairchild Semiconductor (NYSE: FCS) announced today that order rates and backlog are improving and reaffirmed its previous guidance, including its expectation that third quarter revenues will be sequentially lower by 4 to 6%.

"At the beginning of this quarter, based on our starting backlog and concerns about our Asian distributor inventory levels, we guided third quarter sales to be sequentially lower by 4 to 6%," said Kirk Pond, president, CEO, and chairman of the Board. "Third quarter backlog has been filling in as expected, and we have been pleased with the strengthening of bookings and backlog leading into the fourth quarter. This is especially encouraging given that July and August are typically the slowest months of the quarter. As September has yet to unfold, we are hopeful this positive direction will continue."

"While all market segments show strength, cell phones, computing, displays, power supplies, and consumers have been particularly strong so far this quarter," stated Pond. "Cell phone bookings have been robust with third quarter orders to date greater than our total bookings for either the first or second quarters this year. Computing and display orders have been strong with desktops and displays running ahead of our first half 2003 run rates. Business has also increased for power supplies which supports the increased activity we have seen in the computing and consumer markets. We have also seen strength in the consumer segment driven by increased business in the DVD end markets. Regionally we have seen a significant rebound in Asia with orders tracking well above last quarter. It would appear that the impact of SARS is behind us, and we are now benefiting from our strong market share position in Asia. Japan has also shown continued strength. Europe and the Americas have been seasonally slower through July and August, as expected. Our distributor inventory levels have improved due to stronger resales, and their supply on hand is now tracking toward our 13 week target level."

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"Our new designs continue to gain momentum," said Hans Wildenberg, executive vice president and chief operating officer. "Our power management solutions, including the power chipset solution for the VRM10 specification, continue to drive increased business in this segment. Overall our PC power controllers have seen a 100% increase in order rates from the first quarter of 2003. Our battery protection, DC to DC conversion and off line power solutions for cell phones, have also generated increased order volumes. We've seen many cell phone design wins for our latest generation power MOSFETS that combine leading edge PowerTrench(R) III designs with advanced package technology to deliver ultra small solutions that reduce power consumption at smaller form factors. These new products have helped our low voltage discrete order volume to increase 26% over the first quarter of 2003. We're also focusing on advanced "green mode" power switches that integrate a PWM controller with power MOSFETS for a total solution to support the latest standards for energy efficiency in home electronics, PCs, and displays. Green FPS and other new products have helped to increase power switch bookings 100% from the first quarter of 2003.

"We're also executing well on our previously announced cost savings and restructuring activities," stated Wildenberg. "Our new assembly and test facility in Suzhou, China, which began shipping production at the start of this quarter, continues to ramp on schedule and is expected to provide significant cost savings and increased control over manufacturing. The other plant closures and business exits announced during the second quarter earnings conference call are on schedule. I'm excited about our new products focused on the rapidly growing power market, the dominant market share position we have built in Asia and our streamlined business structure that reduces costs and increases the focus on our core power market. We believe Fairchild is well positioned to succeed as we enter the next market upturn."

Fairchild expects to report its third quarter financial results on October 16, 2003.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS:

The paragraphs above contain forward-looking statements that are based on management's assumptions and expectations and that involve risk and uncertainty. Forward-looking statements usually, but do not always, contain forward-looking terminology such as "we believe," "we expect," or "we anticipate," or refer to management's expectations about Fairchild's future performance. Many factors could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are the following: changes in overall global or regional economic conditions; changes in demand for our products; changes in inventories at our customers and distributors; technological and product development risks; availability of manufacturing capacity; availability of raw materials; competitors' actions; loss of key customers; order cancellations or reduced bookings; changes in manufacturing yields or output; and significant litigation. These and other risk factors are discussed in the company's quarterly and annual reports filed with the Securities and Exchange Commission (SEC) and available at the Investor Relations section of Fairchild Semiconductor's web site at investor.fairchildsemi.com or the SEC's web site at www.sec.gov.

ABOUT FAIRCHILD SEMICONDUCTOR:

Fairchild Semiconductor (NYSE: FCS) is a leading global supplier of high performance products for multiple end markets. With a focus on developing leading edge power and interface solutions to enable the electronics of today and tomorrow, Fairchild's components are used in computing, communications, consumer, industrial and automotive applications. Fairchild's 10,000 employees design, manufacture and market power, analog & mixed signal, interface, logic, and optoelectronics products from its headquarters in South Portland, Maine, USA and numerous locations around the world. Please contact us on the web at www.fairchildsemi.com.